UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)

Euroseas Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

Y23592200
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: Y23592200	Page 2 of 12

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) New Generation Advisors LLC Tax ID 26-2742011
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [X]
3	SEC Use Only
4	Citizenship or Place of Organization Massachusetts
Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,311
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,311
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,311
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares	[ ]
11	Percent of Class Represented by Amount in Row 9 3.6%
12	Type of Reporting Person IA

CUSIP No.: Y23592200	Page 3 of 12

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) George Putnam, III
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [X]
3	SEC Use Only
4	Citizenship or Place of Organization American
Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,311
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,311
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,311
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares	[ ]
11	Percent of Class Represented by Amount in Row 9 3.6%
12	Type of Reporting Person HC

CUSIP No.: Y23592200	Page 4 of 12

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) Carl E. Owens
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [X]
3	SEC Use Only
4	Citizenship or Place of Organization American
Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,311
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,311
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,311
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares	[ ]
11	Percent of Class Represented by Amount in Row 9 3.6%
12	Type of Reporting Person HC

CUSIP No.: Y23592200	Page 5 of 12

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) Christopher M. McHugh
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [X]
3	SEC Use Only
4	Citizenship or Place of Organization American
Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,311
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,311
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,311
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares	[ ]
11	Percent of Class Represented by Amount in Row 9 3.6%
12	Type of Reporting Person HC

CUSIP No.: Y23592200	Page 6 of 12

1	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) Michael S. Weiner
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [X]
3	SEC Use Only
4	Citizenship or Place of Organization American
Number of Shares Beneficially Owned by Each Reporting Person with	5	Sole Voting Power 0
	6	Shared Voting Power 2,082,311
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 2,082,311
9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,082,311
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares	[ ]
11	Percent of Class Represented by Amount in Row 9 3.6%
12	Type of Reporting Person HC

CUSIP No.: Y23592200	Page 7 of 12

Item 1(a)	Name of Issuer:
Euroseas Ltd.

Item 1(b)	Address of Issuer's Principal Executive Offices:
4 Messogiou & Evropis Street 151 25 Maroussi, Greece

Item 2(a)	Name of Persons Filing:
	(i) (ii) (iii) (iv) (v)	New Generation Advisors LLC (“NGA”) George Putnam, III (“Putnam) Carl E. Owens (“Owens”) Christopher M. McHugh (“McHugh”) Michael S. Weiner (“Weiner”)

Item 2(b)	Address of Principal Business Office:

NGA:
49 Union Street
Manchester, MA 01944

Putnam:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

Owens:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

McHugh:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

Weiner:
c/o New Generation Advisors LLC
49 Union Street
Manchester, MA 01944

Item 2(c)	Citizenship:
	NGA: Putnam: Owens: McHugh: Weiner:	Massachusetts American American American American

CUSIP No.: Y23592200	Page 8 of 12

Item 2(d)	Title of Class of Securities:
Common Stock

Item 2(e)	CUSIP Number:
Y23592200

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
(a)	[ ]	Broker or Dealer registered under Section 15 of the Act
(b)	[ ]	Bank as defined in section 3(a) (6) of the Act
(c)	[ ]	Insurance Company as defined in section 3(a)(19) of the Act
(d)	[ ]	Investment Company registered under section 8 of the Investment Company Act
(e)	[X]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
(j)	[ ]	A non-U.S. institution in accordance with Section 240.13d-1(b)(1) (ii)(J)
(k)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

CUSIP No.: Y23592200	Page 9 of 12

Item 4.	Ownership.
(a)	Amount Beneficially Owned:
	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	2,082,311 2,082,311 2,082,311 2,082,311 2,082,311

(b)	Percent of Class:
	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	3.6% 3.6% 3.6% 3.6% 3.6%

(c)	Number of shares as to which such person has:
(1) Sole power to vote or to direct the vote:

	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	0 0 0 0 0

(2) Shared power to vote or to direct the vote:

	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	2,082,311 2,082,311 2,082,311 2,082,311 2,082,311

(3) Sole power to dispose or to direct the disposition of:

	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	0 0 0 0 0

(4) Shared power to dispose or to direct the disposition of:

	(i) (ii) (iii) (iv) (v)	NGA: Putnam: Owens: McHugh: Weiner:	2,082,311 2,082,311 2,082,311 2,082,311 2,082,311

CUSIP No.: Y23592200	Page 10 of 12

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person

N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

N/A

Item 8. Identification and Classification of Members of the Group.

N/A

Item 9. Notice of Dissolution of Group.

N/A

CUSIP No.: Y23592200	Page 11 of 12

Item 10.                      Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEW GENERATION ADVISORS LLC
Date: February 3, 2015	By:	/s/ George Putnam, III
George Putnam, III, President
Date: February 3, 2015	By:	/s/ George Putnam, III
George Putnam, III
Date: February 3, 2015	By:	/s/ Carl E. Owens
Carl E. Owens
Date: February 3, 2015	By:	/s/ Christopher M. McHugh
Christopher M. McHugh
Date: February 3, 2015	By:	/s/ Michael S. Weiner
Michael S. Weiner

CUSIP No.: Y23592200	Page 12 of 12

EXHIBIT 1

JOINT FILING AGREEMENT AMONG NEW GENERATION ADVISORS LLC, GEORGE PUTNAM, III, CARL E. OWENS, CHRISTOPHER M. MCHUGH AND MICHAEL S. WEINER

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

NEW GENERATION ADVISORS LLC, GEORGE PUTNAM, III, CARL E. OWENS, CHRISTOPHER M. MCHUGH AND MICHAEL S. WEINER hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

NEW GENERATION ADVISORS LLC
Date: February 3, 2015	By:	/s/ George Putnam, III
George Putnam, III, President
Date: February 3, 2015	By:	/s/ George Putnam, III
George Putnam, III
Date: February 3, 2015	By:	/s/ Carl E. Owens
Carl E. Owens
Date: February 3, 2015	By:	/s/ Christopher M. McHugh
Christopher M. McHugh
Date: February 3, 2015	By:	/s/ Michael S. Weiner
Michael S. Weiner